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                                                                 Exhibit (a)(11)

                           [MERRILL LYNCH LETTERHEAD]

                                            Group Employee Services

                                            Private Client Group

                                            P.O. Box 30412
                                            New Brunswick, New Jersey 08989-0412



August 18, 1998


Dear Client:

We have been advised that Cooker Restaurant Corporation, is offering to purchase for cash, up to 4,000,000 shares of its Common Stock at a rate to be specified by the shareholder not in excess of $12.00 nor less than $10.50 net per share.

The Company will determine a single per share purchase price that will allow it to purchase 4,000,000 shares, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The Company will first, purchase shares tendered by any holder of 99 or less shares of record date August 11, 1998, and continues to hold 99 or less shares through September 10, 1998, who tenders all shares owned and who will expect the price to be determined by the Company. The company will then purchase all other shares tendered at or below the determined purchase price on a pro rata basis, if necessary.

The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. The shares are sold without any brokerage fees or commissions. Please note that this offer may be subject to proration.

Enclosed please find additional documentation which will further explain the terms and conditions of this offer.

IF YOU WISH TO TENDER YOUR SHARES OF COOKER RESTAURANT CORPORATION COMMON STOCK BASED ON THIS OFFER, YOU MUST CONTACT A CUSTOMER SERVICE REPRESENTATIVE AT OUR TOLL-FREE CLIENT SERVICES NUMBER 1-800-637-3766 (U.S. RESIDENTS) OR OUR OVERSEAS CLIENT SERVICES NUMBER 1-732-563-7305 BY 3:30 P.M. (EASTERN STANDARD TIME), WEDNESDAY, SEPTEMBER 9, 1998.

IN THE EVENT YOU CHOOSE TO WITHDRAW FROM THIS OFFER, AFTER HAVING TENDERED YOUR HOLDINGS, WE MUST RECEIVE YOUR WITHDRAWAL INSTRUCTIONS BY 3:30 P.M. (EASTERN STANDARD TIME), WEDNESDAY, SEPTEMBER 9, 1998. OUR REPRESENTATIVES ARE AVAILABLE MONDAY THROUGH FRIDAY 8:00 A.M. TO 7:00 P.M. (EST).

The above offer, proration period, and withdrawal rights will expire at 5:00 p.m. (Eastern Standard Time) on Thursday, September 10, 1998, unless extended.

Sincerely,


Nick Cucinello
Reorganization Supervisor
Merrill Lynch Group Employee Services